SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2010

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25032	25-1724540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Mayer Street, Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 257-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2010, Universal Stainless and Alloy Products, Inc. (the “Company”) announced that Douglas M. McSorley has been named Vice President of Finance, Chief Financial Officer and Treasurer of the Company effective July 19, 2010. Mr. McSorley previously served in various management positions at PSC Metals, Inc., a scrap metal recycling company engaged in collecting, processing and selling ferrous and non-ferrous metals, from 1998 until March 2009. In particular, Mr. McSorley most recently served as Chief Financial Officer from 1999 until March 2009.

In connection with his appointment, Mr. McSorley entered into an employment agreement (the “Employment Agreement”) with the Company. The Employment Agreement has an initial term which continues until July 31, 2011, subject to automatic one-year extensions unless either party elects not to extend the term. Mr. McSorley will receive an initial annual base salary of $215,000 per year. Mr. McSorley also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. McSorley is eligible for variable compensation targeted at 100% of his base salary, with a minimum amount of variable compensation for the 2010 calendar year of $50,000. In addition, Mr. McSorley will receive a grant of 15,000 stock options, which vest in four equal annual installments. Mr. McSorley also is eligible to receive a moving and relocation allowance of $100,000. The foregoing is a not a complete discussion of the Employment Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.

On July 19, 2010, the Company issued a press release regarding the hiring of Mr. McSorley. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of July 12, 2010, by and between Universal Stainless & Alloy Products, Inc. and Douglas M. McSorley

99.1	Press Release dated July 19, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Paul A. McGrath
Vice President of Administration, General Counsel and Secretary

Dated: July 19, 2010